MG European Equity Fund - 10f3
Transactions - Q1 200


	Security Purchased    	Comparison Security    	Comparison Security
	Via Net.works	Akamai Technologies	Stepstone ASA
Underwriters	DLJ, Morgan Stanley Dean Witter, Salomon Smith Barney, DLJ Direct Inc., Deutsche Bank

Morgan Stanley & Co. Inc., DLJ,

Salomon Smith Barney, Thomas

Weisel Partners LLC, Adams Harkness

Hill, CSFB, Dain Rauscher Wessels,

First Union Securities, Hambrecht &

Quist, Edward D. Jones & Co., Charles

Schwab & Co., Soundview Technology

Group Inc.

MSDW, Dresdner Kleinwort Benson, First Securities ASA, Flemings AROS, Orkla Securities
Years of continuous operation, including predecessors	> 3 Years	< 3 Years	> 3 Years
Security	VNWI	AKAM	STP
Is the affiliate a manager or co-manager of offering?	yes	no	No
Name of underwriter or dealer from which purchased	DLJ	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	2/11/2000	11/3/1999	2/29/2000
Total amount of offering sold to QIBs	$ -	$ -	-
otal amount of any concurrent public offering	$ 279,300,000	$ 234,000,000	NOK 1,728,000,000
Total	$ 279,300,000	$ 234,000,000	NOK 1,728,000,000
Public offering price	$ 21.00	$ 26.00	NOK 32.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.85 (4.1%)	$ 1.82 (7%)	NOK 1.92 (6%)
Shares purchased	1,020	n/a	n/a
Amount of purchase	$ 21,420	n/a	n/a
% of offering purchased by fund	0.008%	n/a	n/a
% of offering purchased by associated funds	0.000%	n/a	n/a
Total (must be less than 25%)	0.008%	n/a	n/a